Exhibit 99.1

Equillium Reports First Quarter 2023 Financial Results and Provides Clinical Updates

$62.0 million cash balance at the end of Q1 2023 expected to provide operating runway into 2025

Presented Phase 1b EQUATE data in aGVHD highlighting rapid and durable rates of overall clinical response, clinical response associated with improved progression-free survival through one year, and steroid tapering of 99% at Day 169

LA JOLLA, California, May 11, 2023 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need, today announced financial results for the first quarter 2023 and provided corporate and clinical development updates.

“In the first quarter of 2023, we made excellent progress advancing Equillium’s wholly-owned multi-cytokine inhibitors, EQ101 and EQ102, in their respective clinical programs in alopecia areata and first-in-human development, as well as continuing to advance our pivotal Phase 3 EQUATOR study in aGVHD and Phase 1b EQUALISE study in lupus nephritis,” said Bruce Steel, chief executive officer at Equillium. “With the Ono Pharmaceutical partnership now in place, and Equillium in a strong financial position, our team is focused on achieving near-term milestones in the multi-cytokine programs before the end of the year, including initial data from the EQ101 Phase 2 study in alopecia areata. While we believe the multi-cytokine programs represent a significant source of long-term value, we remain highly engaged in the ongoing development of itolizumab and plan to report topline data from the EQUALISE study in lupus nephritis in the first half of 2024 and remain currently on track for the interim review of the Phase 3 EQUATOR study later in 2024. We look forward to these two milestones as they will establish Ono’s option exercise timeline for itolizumab, which if exercised would result in a payment of approximately $371 million and significantly extend Equillium’s cash runway.”

Highlights Since the Beginning of 2023:

•
Announced oral and ePoster presentations at the Tandem Meetings of the American Society of Transplantation and Cellular Therapy and the Annual Meeting of the European Society for Blood and Marrow Transplantation, respectively, highlighting additional long-term data from the Phase 1b EQUATE study in acute graft-versus-host disease (aGVHD). The data demonstrate promising outcomes in subjects with severe aGVHD, notably rapid and durable high rates of overall clinical response, Day 29 response associated with improved progression-free survival through one year and that responders were able to taper steroids by 70% at Day 29 and 99% at Day 169. Equillium is now actively enrolling the pivotal Phase 3 EQUATOR study in aGVHD (NCT05263999).

Anticipated Upcoming Milestones:

•
EQ101: Phase 2 clinical study in subjects with alopecia areata – initial data anticipated in 2H 2023, topline data anticipated in mid-2024

1 Option exercise payment is denominated in Japanese yen (5 billion) and subject to currency exchange rates at the time of payment.

•
EQ102: Phase 1 first-in-human study in healthy volunteers and subjects with celiac disease – single ascending dose/multiple ascending dose data anticipated in 2H 2023, celiac disease patient data anticipated in 2024
•
Itolizumab: EQUALISE lupus nephritis topline data anticipated in 1H 2024, EQUATOR aGVHD interim review anticipated in 2024

First Quarter 2023 Financial Results

Revenue for the first quarter of 2023 was $8.9 million and was derived from itolizumab development funding from Ono Pharmaceutical Co, Ltd. (Ono) and amortization of the upfront payment from Ono.

Research and development (R&D) expenses for the first quarter of 2023 were $9.3 million, compared with $10.8 million for the same period in 2022. The decrease was primarily due to a decrease in employee compensation and benefits related to lower headcount, a greater estimated Australian R&D tax incentive and a decrease in non-clinical research expenses, partially offset by an increase in clinical development expenses primarily related to the EQ102 and EQUATOR clinical studies.

General and administrative (G&A) expenses for the first quarter of 2023 were $3.7 million, compared with $3.5 million for the same period in 2023. The increase was primarily driven by greater legal and other professional fees, partially offset by lower employee compensation and benefits, directors and officers insurance expenses, and consulting expenses.

Net loss for the first quarter of 2023 was $3.9 million, or $(0.11) per basic and diluted share, compared with a net loss of $37.4 million, or $(1.17) per basic and diluted share for the same period in 2022. The decrease in net loss was primarily attributable to acquired in-process research and development (IPR&D) expenses in the first quarter of 2022 resulting from the Bioniz acquisition. Revenue related to the Ono partnership, including amortization of the upfront payment and itolizumab development funding in the first quarter of 2023 also contributed to the lower net loss compared to the first quarter of 2022, which was prior to the Ono partnership.

Cash, cash equivalents and short-term investments totaled $62.0 million as of March 31, 2023, compared to $71.0 million as of December 31, 2022. Cash used in operating activities in the first quarter of 2023 was $8.0 million, which included payment of $2.6 million for annual bonuses to employees. Equillium believes that its cash, cash equivalents and short-term investments will be sufficient to fund its operations into 2025.

About Multi-Cytokine Platform and EQ101 & EQ102

Our proprietary multi-cytokine platform generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. This approach is expected to avoid the broad immuno-suppression and off-target safety liabilities that may be associated with other therapeutic classes, such as Janus kinase inhibitors. Many immune-mediated diseases are driven by the same combination of dysregulated cytokines, and we believe identifying the key cytokines for these diseases will allow us to target and develop customized treatment strategies for multiple autoimmune and inflammatory diseases.

Current platform assets include EQ101, a first-in-class, selective, tri-specific inhibitor of IL-2, IL-9 and IL-15, and EQ102, a first-in-class, selective, bi-specific inhibitor of IL-15 and IL-21.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM signaling pathway to downregulate pathogenic T effector cells while preserving T regulatory cells critical for maintaining a balanced immune response. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel first-in-class immunomodulatory assets targeting immuno-inflammatory pathways. EQ101: a tri-specific cytokine inhibitor that selectively targets IL-2, IL-9, and IL-15; currently under evaluation in a Phase 2 proof-of-concept clinical study of patients with alopecia areata. EQ102: a bi-specific cytokine inhibitor that selectively targets IL-15 and IL-21; currently under evaluation in a Phase 1 first-in-human clinical study to include healthy volunteers and celiac disease patients. Itolizumab: a monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells; currently under evaluation in a Phase 3 clinical study of patients with acute graft-versus-host disease (aGVHD) and a Phase 1b clinical study of patients with lupus/lupus nephritis. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited and has entered a strategic partnership with Ono Pharmaceutical Co., Ltd. for the development and commercialization of itolizumab under an option and asset purchase agreement.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", “could”, “continue”, "expect", "estimate", “may”, "plan", "outlook", “future” and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to statements regarding Equillium’s plans and expected timing for developing EQ101 and EQ102 including the expected timing of initiating, completing and announcing further results from Phase 2 and Phase 1 clinical studies, respectively, the potential for any of Equillium’s ongoing or planned clinical studies to show safety or efficacy, the benefit of treating patients with aGVHD or lupus/lupus nephritis with itolizumab, Equillium’s plans and expected timing for developing itolizumab including the expected timing of initiating, completing and announcing further results from the EQUATE, EQUATOR and EQUALISE studies, Equillium’s anticipated timing of regulatory review and feedback, the potential benefits and risks of the transactions contemplated by the asset purchase agreement entered into between Equillium and Ono, including the possibility that Ono does not exercise the option, Equillium receives no further payments under the asset purchase agreement other than those already received, the fluctuation of the foreign exchange rate, Equillium’s cash runway, and Equillium’s plans and expected timing for developing its product candidates and potential benefits of its product candidates.. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that initial and interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the risk that studies will not be completed as planned; Equillium’s plans and product development, including the initiation and completion of clinical studies and the reporting of data therefrom; whether the results from clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; risks related to Ono’s financial condition, willingness to continue to fund the development of itolizumab, and decision to exercise its option, if ever, to purchase itolizumab or terminate the asset purchase agreement; changes in the competitive landscape; uncertainties related to Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website at www.sec.gov and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor & Media Contact

Equillium, Inc.

Michael Moore

Vice President, Investor Relations Officer & Head of Corporate Communications

619-302-4431

ir@equilliumbio.com

Equillium, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31,	December 31,
	2023	2022
Assets
Cash, cash equivalents and short-term investments	$61,992	$71,023
Accounts receivable	3,424	2,838
Prepaid expenses and other assets	5,260	3,369
Operating lease right-of-use assets	1,114	1,191
Total assets	$71,790	$78,421
Current liabilities
Accounts payable and other current liabilities	$17,253	$17,338
Current portion of deferred revenue	14,767	14,700
Total current liabilities	32,020	32,038
Long-term deferred revenue	7,941	10,378
Other long-term liabilities	2,560	4,063
Total liabilities	42,521	46,479
Total stockholders' equity	29,269	31,942
Total liabilities and stockholders' equity	$71,790	$78,421

Equillium, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue	$8,879	$-
Operating expenses:
Research and development	9,272	10,763
Acquired in-process research and development	-	23,049
General and administrative	3,715	3,517
Total operating expenses	12,987	37,329
Loss from operations	(4,108)	(37,329)
Other income (expense), net	228	(88)
Loss before income taxes	(3,880)	(37,417)
Income tax expense	60	-
Net loss	$(3,940)	$(37,417)
Net loss per common share, basic and diluted	$(0.11)	$(1.17)
Weighted-average number of common shares outstanding, basic and diluted	34,414,149	31,865,783